CONSENT OF INDEPENDENT AUDITORS



We consent to the use in this Post-Effective Amendment No. 57 to Registration Statement File No. 2-67052 of Forum Funds of our report dated May 9, 1997, on behalf of Oak Hall(R) Equity Fund (the "Fund"), a separate series of Forum Funds, incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus for the Fund, which is a part of such Registration Statement, and "Auditors" in the Statement of Additional Information.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
January 6, 1998




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